Exhibit 99.1

FOR MORE INFORMATION CALL:

David B. Turner,

President and Chief Executive Officer

CCF Holding Company

Leonard A. Moreland,

President, Heritage Bank

101 North Main Street

Jonesboro GA 30236

(770) 478-8881

CCF HOLDING COMPANY RAISES $4,500,000 IN SALE OF FLOATING RATE

TRUST PREFERRED SECURITIES

On March 30, 2004, CCF Holding Company, Jonesboro, Georgia (the “Company”), through its newly-formed wholly owned statutory trust subsidiary, CCF Capital Trust II, completed the sale of $4,500,000 of floating rate trust preferred securities (“Capital Securities”) having a maturity date of March 31, 2034 and a liquidation value of $50,000 per Capital Security. Interest on the Capital Securities is to be paid quarterly on the last day of each March, June, September, and December and is reset quarterly based on the prime rate of interest as announced in the Money Rates section of the Eastern Edition of The Wall Street Journal plus 12.5 basis points, as of the last business day of the preceding quarter. The Company intends to use the net proceeds from the offering for general corporate purposes, including the support of growth of its subsidiary bank through de novo branching and the expansion of product offerings.

The Bankers Bank and BankersBanc Capital Corporation, both of Atlanta, Georgia, acted as placement agents in this offering.

CCF Holding Company is the parent company of Heritage Bank, with consolidated total assets of approximately $296 million.

Under the Private Securities Litigation Reform Act of 1995, certain of the statements contained in this press release regarding CCF Holding Company’s business and financial performance may constitute “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Forward-Looking Statements” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-KSB for the most recently ended fiscal year, which is incorporated herein by reference.